Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 (333-254931) of Invesco Real Estate Income Trust Inc. of our report dated March 28, 2022 relating to the financial statements and financial statement schedule of Invesco Real Estate Income Trust Inc., which appears in Invesco Real Estate Income Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the incorporation by reference in this Registration Statement of our report dated March 16, 2022 relating to the financial statements of Vida JV LLC, which appears in Invesco Real Estate Income Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

April 7, 2022